SCHEDULE A

to the

ETF Master Services Agreement

between

Zacks Trust

and

Ultimus Fund Solutions, LLC

dated April 26, 2021

Fund Portfolio(s)

Zacks Earnings Consistent Portfolio ETF

Zacks Small/Mid Cap ETF

Zacks Focus Growth ETF

Zacks Quality International ETF

Zacks Income ETF

Zacks Preferred Income ETF

The parties duly executed this Schedule A dated as of March 31, 2026.

	Zacks Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:	/s/ Mitch Zacks	By:	/s/ Gary Tenkman
Name:	Mitch Zacks	Name:	Gary Tenkman
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer